Initial Public Offering – June 2014 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-194606 June 12, 2014

Forward Looking Statements
Some of the matters discussed in this presentation contain forward-looking statements that involve significant risks and uncertainties, including statements relating to the prospects for the Company’s Tarmogen technology, for the timing and outcome of the Company’s clinical trials, the potential approval to market any Tarmogens, and the
Company’s capital needs. Actual events could differ materially from those projected and the Company cautions investors not to rely on the forward-looking statements contained in, or made in connection with, the presentation.
Among other things, the Company’s, or it’s collaborators’ clinical trials may be delayed or may eventually be unsuccessful. The Company may consume more cash than it currently anticipates and faster than projected or the
Company’s collaborators may terminate or amend their agreements with the Company with terms which are adverse to the Company’s prospects. Competitive products may reduce or eliminate the commercial opportunities of the
Company’s product candidates. If the FDA or foreign regulatory agencies determine that the Company’s product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the Company will not be able to market them. The Company may not enter into any additional strategic collaboration agreements. Operating expense and cash flow projections involve a high degree of uncertainty, including variances in future spending rates due to changes in corporate priorities, the timing and outcomes of clinical trials, regulatory and competitive developments and the impact on expenditures and available capital from licensing and strategic collaboration opportunities. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly alter, delay, scale back or discontinue operations.
Additional risks and uncertainties relating to the Company and its business can be found in the "Risk Factors" section of the Company’s Registration Statement on Form S-1, as amended and the Company’s other Periodic and Current
Reports filed with the SEC, if any. GlobeImmune undertakes no duty or obligation to update any forward-looking statements contained in this presentation as a result of new information, future events or changes in the Company’s expectations.

Free Writing Prospectus Statement
•
This presentation highlights basic information about us and the offering.
Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock.
•
We have filed a registration statement (including prospectus) with the United
States Securities and Exchange Commission (SEC) for the offering to which this presentation relates.  The registration statement has not yet become effective.
Before you invest, you should read the prospectus in the registration statement
(including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.  You may get these documents, including the preliminary prospectus dated June 4,
2014 for free by visiting EDGAR on the SEC website at http://www.sec.gov.
•
Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Aegis Capital Corp., Prospectus
Department, 810 Seventh Avenue, 18  Floor, New York, NY 10019, telephone
212-813-1010, email: prospectus@aegiscap.com

th

Initial Public Offering Summary
Over-Allotment
15% or 234,375 shares (100% primary)
Offering Size
1,562,500 shares (100% primary)
Price Range
$15.00 - $17.00
Potential Current
Investor Participation
Up to $10 million
Celgene, HealthCare Ventures, Lilly Ventures, Morgenthaler Ventures, others
Exchange / Listing
NASDAQ Global Market / GBIM
Use of Proceeds
Advance an additional infectious disease Tarmogen through clinical proof of concept. Manufacturing expenses for ongoing clinical trials. Prepare facility for commercial manufacturing. Working capital and other general purposes.
Sole Bookrunner
Aegis Capital Corp.

Issuer
GlobeImmune, Inc.

GlobeImmune
Differentiated immunotherapeutic platform
Proof of concept in infectious disease & oncology
Major alliances with Gilead and Celgene
Multiple additional proprietary programs

–
4 ongoing phase 2 studies with multiple upcoming readouts
–
Over $60 million in partnership revenue to date
–
Upcoming data from randomized phase 2 HBV trial
–
Upcoming complete data from chordoma phase 1 patients

GlobeImmune

HealthCare Ventures LLC

Celgene

Morgenthaler

Lilly

sequel venture partners

Wexford

Wexford Capital LP

BSI HealthCapital

medica venture partners

Experienced Management and Strong Investors
Exec. Director Clinical Res.
Allen Cohn, MD
Rocky Mountain Cancer Center
US Oncology
CEO & President, Board of Dir.
Timothy C. Rodell, MD
RxKinetix, OXIS International,
Cortech, Univ. of Colorado
VP Corporate Development
Kirk Christoffersen, MBA
OSI, Gilead, NeXstar
VP Finance
Jeffrey Dekker, CPA
Webroot, Requisite Technology
NxTrend, Rayonier, KPMG
Acting Head, Manuf. Ops.
Tom Keuer, MS
ARCA, Insmed,
Baxter, Somatogen

Chairman
William Freytag PhD
ARCA, Aspreva, Galenica
Myogen, Somatogen, Dupont
HealthCare Ventures
Augustine Lawlor
LeukoSite, Alpha-Beta,
Cardiovascular Sys., HGS
Sequel Venture Partners
Dan Mitchell
Capital Health, Replidyne
ARCA, Cardiovascular Sys.
Medica Venture Partners
Pennina Safer PhD
Lilly Ventures Fund
Edward Torres
Eli Lilly & Co., Receptos
Management Board
Concord Ventures, CBD Tech.
Genetics Institute

Preclinical Phase 1 Phase 2 Phase 3 Commercial Rights
GS-4774 GILD WW License
GI-19000
GI-2010
GI-18000
GI-6207 CELG Option
GI-6301 CELG WW License
GI-4000
GI-4000
GlobeImmune
Chordoma
Resected pancreas
Non-small cell lung cancer
GlobeImmune HIV
Delta virus
Medullary thyroid cancer
Hepatitis B virus (HBV)
Tuberculosis
Product Candidate Indication
Pipeline
Phase  2
Phase 2b
Phase 2
Phase  2
Phase 1

A Year of Significant Accomplishments
•
Infectious disease
•
$5 million in milestones received to date
•
Oncology
•
$9 million milestone

–
Completed phase 1 trial for GS-4774 (formerly GI-13020)
–
Gilead enrolling 175 patient phase 2 in chronic HBV for GS-4774
–
$4 million tuberculosis grant from NIH
–
Initiated GI-6207 phase 2 trial for medullary thyroid cancer
–
Complete enrollment of GI-6301 phase 1 trial
–
Celgene exercise of worldwide license to GI-6301

GlobeImmune

TARGET ANTIGEN
Cancer or Infectious Disease

–

–

–

Tarmogen
®
Immunotherapy:
Heat-inactivated Recombinant Yeast
•
Potent helper and killer T cell responses
•
Target antigen(s) expressed internally
•
Safe and well tolerated to date

Down-regulates regulatory T cells
>500 patients and healthy volunteers
>5 years safety data in pancreas cancer

GLOBEIMMUNE

CD8+ killer T cell
Tarmogens
Toll-like and C-type lectin receptors
Dendritic cell
MHC class I receptor - peptide complex
Cancer or infected cell
CD4+ helper T cell
MHC class II receptor - peptide complex

Generating a Targeted Cellular Immune Response Mechanism of action 10

Infectious Disease Pipeline

Preclinical Phase 1 Phase 2 Phase 3 Commercial Rights
GS-4774 GILD WW License
GI-19000
GI-2010
GI-18000
GlobeImmune HIV
Delta virus
Hepatitis B virus (HBV)
Tuberculosis
Product Candidate Indication
Phase  2

GS-4774 in Chronic Hepatitis B GS-4774 12 HBV fusion protein M

Hepatitis B Market
•
400 million patients chronically infected with HBV worldwide
–
Current treatment is lifelong treatment with antivirals
–
Antivirals control viremia but long term cure rates are <8%
•
80% of acutely infected patients clear virus spontaneously
–
Clearance is mediated by cellular immunity
–
Proof of concept in GlobeImmune hepatitis C program
•
Combine GS-4774 with oral antivirals
–
Improved cellular immune responses to increase cure rates
•
Phase 1 trial conducted in 60 healthy volunteers
–
Completed 1H2013
–
Safe and well tolerated
–
Cellular immune responses in 88% of subjects
GS-4774

Phase 2 in Chronic HBV Infected Subjects
GS-4774

Randomized open label dose ranging trial
OAV GS-4774 (low) + OAV
OAV GS-4774 (med) + OAV
OAV GS-4774 (high) + OAV
Oral antiviral (OAV) Oral antiviral alone
Wk 0 Wk 24 Wk 48
Chronic HBV
under control
with an oral
antiviral
n=175
25
50
50
50
Primary endpoint
HBsAg kinetics

Oncology Pipeline

Phase 2b
Phase 2
Phase  2
Phase 1
Preclinical Phase 1 Phase 2 Phase 3 Commercial Rights
GI-6207 CELG Option
GI-6301 CELG WW License
GI-4000
GI-4000
GlobeImmune
Product Candidate Indication
Medullary thyroid cancer
Chordoma
Resected pancreas
Non-small cell lung cancer

GI-6207 Targets Carcinoembryonic Antigen
•
CEA over-expressed in > 500,000 cases/year in US
NSCLC, colorectal, breast, gastric, pancreas, medullary thyroid cancers
•
Phase 1 complete at NCI
n=25
Monotherapy dose escalation trial
Advanced metastatic cancers
Stable disease in 20% of subjects
GI-6207

CEA

Medullary Thyroid Cancer
•
MTC represents 8% of all thyroid cancer cases annually in US
•
Resection is the only opportunity for cure
–
In less symptomatic metastatic disease SoC is observation
•
25% and 10% survival at 5 and 10 years with metastases
•
Vandetanib and cabozantinib approved for metastatic disease
–
Due to toxicity used only in very symptomatic patients
GI-6207

Vandetanib
WARNING:
QT PROLONGATION, TORSADES
DE POINTES, AND SUDDEN DEATH
See full prescribing information for full boxed warning.
Cabozantinib
WARNING:
PERFORATIONS AND FISTULAS,
and HEMORRHAGE
See full prescribing information for full boxed warning.

GI-6207-02 – Phase 2 in MTC
GI-6207

•
Randomized, open label, cross-over trial
•
Primary endpoint - calcitonin kinetics
Minimally or
asymptomatic
MTC
n=34
17
17
GI-6207 for 12 months
Observation GI-6207 for 12 months
0 6 months
18 months
Primary Endpoint
12 months

GI-6301 Targets Brachyury Expressing Cancers
•
Brachyury
– Lung, breast, colon, bladder, kidney, ovary, pancreas, chordoma
– Transcription factor involved in normal embryogenesis
– Important driver of metastasis
GI-6301

Brachyury

Chordoma
•
Ultra-orphan indication
•
Clinical presentation
•
Treatment
GI-6301

*
C2/C3 chordoma
–
100% of chordoma cells express brachyury
–
250-300 new US cases annually; prevalence 2,400
–
400 new EU cases annually; prevalence 3,600
–
Indolent and clinically silent until later stages
–
Aggressive resection plus adjuvant proton RT
–
Unresponsive to chemo & targeted therapies
–
5-year local control rates 50-60%
–
5-, 10- & 20-year OS = 68%, 40% & 13%

GI-6301 Clinical Summary
•
NCI sponsored phase 1
34 subject, open label dose escalation trial
4 dose groups
Fully enrolled
•
Ten chordoma patients enrolled in Phase 1
Initial chordoma results presented at ASCO 2014
•
Phase 2 trial being designed
GI-6301

GlobeImmune

40
20
0
-20
-40
60
-80
-100
-50
-30
-20
-10
0
10
20
30
% Change
Weeks on Study
15
16
17
18
19
21
22

Tumor Growth Kinetics – First 7 Chordoma Patients

GI-6301
Percentage change in tumor volume by RECIST
Heery et
al.
“NCI Experience Using Yeast-Brachyury Vaccine (GI-6301) in Patients with Advanced Chordoma.” ASCO 2014

GI-4000 Targets Mutated Ras
GI-4000
•
Critical molecular target in multiple cancers
•
~200,000 Ras mutation+ cancer cases/year
in U.S.
•
176 patient Phase 2 in resected pancreas cancer
•
BDX-001 signature seen in ~50% of tested samples
•
Predicts 16.6 month improvement in overall survival with GI-4000
•
Phase 2 in non-small cell lung cancer

–
Poor prognosis
–
Less responsive to chemotherapy and targeted agents
–
2.6 month improvement in OS in subjects with residual disease
–
Companion diagnostic BDX-001 appears to predict response to GI-4000
–
24 patient case-controlled study at Memorial Sloan Kettering
–
43% reduction in the risk of mortality compared with case-matched controls

GlobeImmune

GI-4000 BDX-001(+) vs. Placebo BDX-001(+) HR = 0.65; p=0.384
Percent survival
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0
250
500
750
1000
1250
1500
1750
2000
2250
OS (days)
GI-4000/gemcitabine BDX-001(+) test set (n=21)
Placebo/gemcitabine BDX-001(+) test set (n=23)

16.6 Month mOS – BDX-001 + GI-4000 vs Placebo GI-4000 *42 month mOS (GI-4000/gem) vs 25 month mOS (gem alone) *Retrospective analysis of survival based on proteomic test results 24

GlobeImmune

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
% Subjects alive
0
100
200
300
400
500
600
700
800
900
1000
1100
1200
1300
1400
1500
1600
1700
1800
1900
2000
2100
2200
Days After Surgery
GI-4000 (N=24)
MSK Matched Controls (N=64)

43% Reduction in Risk of Death vs Case-matched Controls Hazard ratio = 0.567 p = 0.240 25

Key strategic collaborations

Gilead Alliance
GI-13020
•
Exclusive license to all HBV Tarmogens
–
Signed in October 2011
•
Economics
–
$10 million upfront
–
Up to $135 million in potential clinical and regulatory milestones
–
Up to $40 million in potential sales milestones
–
Tiered royalties from high single digits to mid teens
–
Randomized phase 2 ongoing

•
Gilead funds clinical development and manufacturing

Celgene Collaboration & Option Agreement
•
Exclusive option to oncology products
•
Option agreement economics
•
Option structure
•
GI-6301 license

Program-by-program basis
GI-6301 licensed by Celgene in 2013
$40 million upfront
Clinical, regulatory and commercial milestones for each product
Celgene pays all future expenses for licensed products
Royalties in the teens for products subject to option
GlobeImmune conducts early development through predefined endpoints
Celgene has option to obtain an exclusive WW license
$9M upfront; $145M in future milestones
Tiered royalties high single to low double digits

Operations and financial

Financial Highlights
•
>$60 million partnership revenue to date from Gilead & Celgene
•
$119 million in 5 private rounds from premier VCs
•
$7.5 million convertible note, January 2014
•
~$10 million in grants
•
$9.2 million in cash (3/31/14)
•
$25 million IPO provides funding into 2016

–
Converts to common stock at IPO

Summary Financials

Summary P&L
2011 2012 2013 1Q2013 1Q2014
Revenue 5,108     14,642    22,518    2,132     1,418
Net income (loss) (13,725) (2,015)    9,476     (1,552)    (2,445)
Year Ended December 31, Three months ended
Capitalization
Common stock outstanding as of March 31, 2014 (1) 3,573,900
Common stock offered 1,562,500
Total 5,136,400
Options outstanding (2) 235,342
Warrants (3) 728,326
Total 6,100,068
(1) After giving effect to the conversion of all of our outstanding preferred stock and convertible promissory notes into shares of common stock upon completion of this offering, assuming an initial public offering price of $16.00 per share, the midpoint of the price range.
(2) Weighted average exercise price $8.14
(3) Weighted average exercise price $20.55, assuming an initial public offering price of $16.00 per share, the midpoint of the price range.

Efficient and Scalable Manufacturing
•
Established manufacturing
–
Scaleable efficient process
•
250L commercial scale projected
•
Low capital cost
•
Portable equipment
–
Facilitates technology transfer

Intellectual Property
•
~300 patents and applications owned or licensed
•
72 allowed or issued
•
Cover platform, oncology, HCV, HBV, HDV, HIV, Ad-36,
influenza, fungal disease, tuberculosis, other infectious
diseases, and methods of manufacture

GBIM Value Drivers

Last 12 months Upcoming Milestones
•
GS-4774 Phase 2 data
•
Potential additional Gilead M/S payments
•
One or more infectious disease INDs
•
Full GI-6301 phase 1 data
•
GI-6301 chordoma phase 2 study
•
Continued phase 2 development of
GI-4000 in pancreas & NSCLC
–
Subject to collaboration or additional
financing other than IPO
•
Completed GS-4774 phase 1 trial
•
Gilead enrolling randomized 175 patient
GS-4774 phase 2 in chronic HBV
–
$5 million in milestones to date
•
$4 million TB grant from NIH
•
Initiated GI-6207 phase 2 trial for MTC
•
GI-6301 phase 1 complete enrollment
•
CELG exercised WW license to GI-6301
–
$9 million milestone
•
Pancreas cancer & NSCLC phase 2 data

Investment Overview
•
Targeting major diseases including HBV and multiple cancers
•
Alliances with Gilead and Celgene
•
Proof of concept in multiple diseases
•
Experienced management team
•
Multiple potential near term value drivers

–
>$60 million in partnership revenue to date